Exhibit 5.1

                   [Letterhead of Francis D. Parisi, Esq.]


                                                            March 27, 2000

Palm Desert Art, Inc.
74-350 Alessandro Dr., Suite A-2
Palm Desert, CA 92260

Dear Sirs or Madams:

    I refer to the Registration Statement on Form S-8 (the Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Palm Desert Art, Inc (the "Company"), relating to up to 1,000,000 shares of Common Stock to be issued under the Palm Desert Art, Inc. 2000 Stock Compensation Plan (the "Plan"). As counsel for the Company, I have examined such corporate records, other documents, and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion, the Shares to be issued pursuant to the Plan, when issued and paid for under the Plan in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not be construed as an admission that I am a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                       Very truly yours,

                                       /s/ Francis D. Parisi, Esq.